Exhibit 99.1

Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece

NEWS RELEASE

QUINTANA MARITIME LIMITED
ENTERS INTO NEW
$250 MILLION REVOLVING CREDIT FACILITY
ATHENS, Greece, October 5, 2005 - Quintana Maritime Limited (NASDAQ: QMAR) announced today that it has entered into a $250 million revolving credit facility with Citigroup Global Markets Limited and the Bank of Scotland as arrangers. The new credit facility replaces Quintana’s term-loan facility, which would have expired in September 2011. The new facility has more competitive terms than the existing facility, affords Quintana significantly more flexibility in its borrowings and permits it to increase the size of the facility up to $300 million. As a result of entering into the new credit facility, Quintana will expense in the third quarter $4.6 million of unamortized loan-financing costs related to its early extinguishment of the term-loan facility.
Paul J. Cornell, Quintana’s Chief Financial Officer noted, “We are pleased with the flexibility and advantageous terms of our new credit facility. The new facility will allow us to finance the acquisition of our two new Capesize vessels, Kirmar and Iron Beauty, which we expect to be delivered later this quarter.”
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. The company currently owns and operates a fleet of eight Panamax size vessels with a total carrying capacity of 585,072 dwt and an average age of approximately 8 years. It has also entered into agreements to acquire two additional Capesize vessels and upon delivery its fleet will be comprised of 10 vessels with a total carrying capacity of 916,072 dwt and an average age of 7.2 years.
FORWARD LOOKING STATEMENTS
 This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
Visit our website at www.quintanamaritime.com

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212-661-7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
05-11
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